October 29, 1996

          Consorcio G Grupo Dina, S.A. de C.V.
          Tlacoquemecatl 41
          Colonia del Valle
          03100, Mexico, D.F.
          Mexico

          Ladies and Gentlemen:

                    I have acted as special counsel to Consorcio G Grupo Dina, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Grupo Dina" or the "Company"), in connection with the proposed offer
          (the "Exchange Offer") by Grupo Dina and MCII Holdings
          (USA), Inc. a Delaware corporation ("MCII Holdings" and, collectively with Grupo Dina, the "Issuers") to exchange an aggregate principal amount of up to $206,499,680 of Senior Secured Discount Exchange Notes due 2002 (the "New Notes") of the Issuers for a like principal amount of their issued and outstanding Senior Secured Discount Notes due 2002 (the "Old Notes" and, collectively with the New Notes, the "Notes").

                    The New Notes are being issued pursuant to the Indenture dated April 30, 1996 (the "Indenture") among
          Grupo Dina, MCII Holdings and IBJ Schroder Bank & Trust
          Company, as Trustee.

                    In connection with the Exchange Offer, the Issuers have filed registration statements relating to the New Notes on Form F-1 (No. 333-8843) and S-1 (No. 333-8871) with the Securities and Exchange Commission (the "Commission") on July 25, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), Amendment No. 1 thereto, filed with the Commission on October 8, 1996 and Amendment No. 2 thereto, filed with the Commis-sion on the date hereof (such registration statements, as so amended, being hereinafter referred to as the "Regis-tration Statement"). This opinion is delivered in accor-dance with the requirements of Item 601(b)(5) of Regula-tion S-K promulgated under the Securities Act.

                    I am qualified under Mexican law to give this opinion, and I express no opinion other than as to the laws of the United Mexican States. To the extent that the federal laws of the United States of America and the State of New York are relevant to the opinions set forth below, I have assumed the correctness of, have not made any independent examination of the matters covered by and my opinion is in all respects subject to, the opinion to you dated the date hereof of Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to the Company.

                    In giving this opinion I have examined and relied on:

                    (a)  a certified copy of the by-laws
                         (estatutos) of the Company;

                    (b)  the Indenture, in the form filed as an
                         exhibit to the Registration Statement;

                    (c)  a copy of the Registration Statement; and

          I have relied as to certain factual matters on certifi-cates of officers of the Company. I have assumed and have not verified that the signatures on all documents that I have examined are genuine.

                    Subject to the above, I am of the opinion that the New Notes have been duly and validly authorized by the Company and, when the New Notes, in the form included with the Indenture filed as an exhibit to the Registra-tion Statement, have been duly executed, authenticated and delivered pursuant to the Indenture, will be valid and legally binding obligations of the Company.

                    I consent to the filing of this opinion with the Commission as an Exhibit to the Registration State-ment and to the reference to my name under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Sincerely,

                                        /s/ Guillermo A. Kareh
                                        ----------------------
                                        Guillermo A. Kareh